Exhibit 99.1

                  Medical Staffing Network Holdings
             Announces Completion of New Credit Facility

    BOCA RATON, Fla.--(BUSINESS WIRE)--Dec. 22, 2003--Medical Staffing Network Holdings, Inc. (NYSE:MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today announced that it has entered into a new credit financing agreement. The new $82 million facility is comprised of a three-year $65 million revolving credit facility and a two-year $17 million term note. The facility was arranged by GE Healthcare Financial Services. LaSalle Bank and Goldman Sachs also participated in the facility. Approximately $60 million of proceeds from the new credit facility were used to refinance all of the Company's existing debt and to pay financing related fees. The remaining borrowing availability will be used for working capital and general company purposes. As disclosed in the third quarter 2003 earnings release, the Company will record a non-cash charge of approximately $3.4 million in the fourth quarter of 2003 to write off the remaining debt issuance costs from the extinguished credit facility.
    Commenting on the new credit facility, Robert J. Adamson, chief executive officer of Medical Staffing Network Holdings, Inc., said, "We are pleased to have completed this new credit facility and to be continuing our relationship with GE Healthcare Financial Services and LaSalle Bank, and we are excited to have the opportunity to work with Goldman Sachs for the first time."

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians. Medical Staffing Network Holdings, Inc.'s Web site is www.msnhealth.com.

    About GE Healthcare Financial Services

    GE Healthcare Financial Services, a unit of GE Commercial Finance, is a provider of capital, financial solutions, and related services for the global healthcare market. With $10 billion in assets, GE Healthcare Financial Services offers a full range of financing capabilities from equipment leasing and real estate financing to working capital lending, vendor programs and acquisition financing. With its knowledge of the healthcare industry, GE Healthcare Financial Services works with customers to create tailored financial solutions that help them improve their productivity and profitability. GE Healthcare Financial Services' Web site is www.GEHealthcare.com.

    About LaSalle Bank

    LaSalle Bank is one of the Midwest's largest banks with nearly $58 billion in assets and is headquartered in Chicago. Serving individuals and businesses, LaSalle has more than 130 locations and 500 ATMs as well as online banking at www.lasallebank.com. Parent company, LaSalle Bank Corporation, is headquartered in Chicago with more than $113.1 billion in assets. Its primary subsidiaries are LaSalle Bank N.A. and Standard Federal Bank N.A., a nationally chartered bank with $50.5 billion in assets and $22.4 billion in deposits.

    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, the Company's ability to enter into contracts with healthcare facility clients on terms attractive to the Company, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, the Company's ability to carry out its business strategy and the demand for temporary nurses. Additional information concerning these and other important factors can be found within the Company's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.


    CONTACT: Medical Staffing Network Holdings Inc., Boca Raton
             Robert J. Adamson, 561-322-1303
             www.msnhealth.com